EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Salem Media Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, $0.01 par value per share	Rule 457(c)	1,000,000	$1.75 (1)	$1,750,000 (1)	.0001102	$193

	Equity	Class A Common Stock, $0.01 par value per share (4)	457(o)

	Equity	Preferred Stock, $0.01 par value per share (4)	457(o)

	Equity	Depository Shares	457(o)

	Debt	Debt Securities	457(o)

	Equity	Warrants	457(o)

	Other	Purchase Contracts	457(o)

	Other	Units	457(o)

	Other	Guarantees (5)	457(o)

	Unallocated (Universal) Shelf	—	457(o)	(2)	(3)	$40,000,000	.0001102	$4,408

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$41,750,000

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,601

(1)

The registration fee with respect to these securities has been calculated in accordance with Rule 457(c) under the Securities Act, based on the average high and low prices reported for the Company’s Class A common stock on September 30, 2022.

(2)

This registration statement covers an indeterminate number or amount of securities as may from time to time be issued and offered at unspecified prices, which together shall have an aggregate initial offering price not to exceed $40,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Class A common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. In addition, this registration statement also covers an indeterminate amount of shares of Class A common stock and preferred stock as may be issued upon conversion, exercise of or in exchange for the debt securities, warrants or preferred stock registered hereunder. Except for shares of Class A common stock offered by the selling stockholders, any securities registered under this registration statement may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the debt securities, preferred stock or warrants registered hereunder.

(3)

The proposed maximum offering price per security will be determined from time to time by the Company in connection with the issuance by the Company of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act.

(4)	Includes rights to acquire Class A common stock or preferred stock of the Company under any stockholder rights plan then in effect, if applicable, under the terms of any such plan.
(5)

Consists of guarantees of debt securities of the Company by any one or more of the guarantor registrants listed on the Table of Additional Registrants. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is payable for the guarantees.